Exhibit (a)(5)(B)

News

For Immediate Release

Black Stone Minerals, L.P. Announces Final Results of Cash Tender Offer

to Repurchase up to 100% of its Series A Preferred Units

HOUSTON, December 11, 2015 (BUSINESS WIRE) – Black Stone Minerals, L.P. (NYSE: BSM) (“Black Stone Minerals,” “BSM,” or the “partnership”) announced today the final results of its previously announced cash tender offer to purchase up to 100% of the 117,963 outstanding Series A Preferred Units (the “preferred units”) from its preferred unitholders at the units’ par value of $1,000.00 per preferred unit, plus unpaid accrued yield. The tender offer expired at 5:00 p.m., New York City time, on Thursday, December 10, 2015.

BSM has accepted for purchase 44,295 preferred units, representing 37.55% of its outstanding preferred units, at a purchase price of $1,019.45 per preferred unit for a total cost of approximately $45.2 million, excluding fees and expenses relating to the tender offer. BSM is funding the purchase of preferred units in the tender offer with cash on hand and funds available under its revolving credit facility. BSM intends to cancel and retire the preferred units purchased pursuant to the tender offer.

American Stock Transfer and Trust Company, LLC, the depositary for the tender offer, will promptly issue payment for the preferred units accepted for purchase in the tender offer.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events, or developments that Black Stone Minerals expects, believes, or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•	the partnership’s ability to execute its business strategies;

•	the volatility of realized oil and natural gas prices;

•	the level of production on the partnership’s properties;

•	regional supply and demand factors, delays, or interruptions of production;

•	the partnership’s ability to replace its oil and natural gas reserves; and

•	the partnership’s ability to identify, complete, and integrate acquisitions.

About Black Stone Minerals, L.P.

Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The partnership owns mineral interests and royalty interests in over 40 states and 60 onshore basins in the continental United States. The partnership also owns and selectively participates in non-operating working interests in established development programs, primarily on its mineral and royalty holdings. The partnership expects that its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests will result in production and reserve growth, as well as increasing quarterly distributions to its unitholders.

Contact

Brent Collins

Vice President, Investor Relations

Telephone: (713) 445-3200

investorrelations@blackstoneminerals.com